Exhibit 10.3

                             FIRST AMENDMENT TO THE
                               STEPHEN H. WACKNITZ
                              EMPLOYMENT AGREEMENT



                  This First Amendment ("First Amendment") to that certain Employment Agreement dated October 1, 2003, with an effective date of January 1, 2003 ("Original Agreement"), which amended and restated that certain Employment Agreement made as of September 1, 2001 ("Old Agreement"), is entered into as of the 23rd day of June 2005 by and between Stephen H. Wacknitz, an individual ("Executive") and Temecula Valley Bank ("Bank").

                                  R E C I T A L

                  Pursuant to an approval of the independent directors of the Bank on June 22, 2005, Bank and Executive wish to amend the Original Agreement as provided in this First Amendment.

                                A G R E E M E N T

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree and consent to the amendment of the Original Agreement, effective on the date hereof, as follows:

     1. The first paragraph of Section D.4. to the Original Agreement is amended in its entirety to read as follows:

                           "4. Bonus. For each year end within the Term,
                  Executive shall be entitled to an Incentive Bonus determined in accordance with this Section if the Threshold Test is met. The Threshold Test shall be deemed to have been met if one or more of the following exists: (i) Bank's regular outside independent loan reviewer gives a favorable review of the loan quality of Bank at, or within four months of, the end of the year; (ii) net loan losses for the year do not exceed one percent of gross outstanding loans at the beginning of the year; or (iii) the latest report of supervisory activity of Bank by the Office of the Comptroller of the Currency (or other bank regulatory agency) rates Bank no less than satisfactory. The Incentive Bonus shall equal 6% of Bank's "Profits." For purposes of this Section 4, "Profits" shall mean Bank's net income before income taxes and before the effect of this bonus or any other bonuses based on the profits of Bank."

     2. Continued Effect. Except as otherwise expressly provided herein, the Original Agreement will continue in full force and effect, in accordance with its terms.


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     3. Miscellaneous. This First Amendment will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. This First Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written and oral agreements, representations and commitments, if any, between the parties with respect to such subjects. This First Amendment may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this First Agreement on June 23, 2005.


                                    EXECUTIVE


                                    /s/ Stephen H. Wacknitz
                                    -----------------------
                                    Stephen H. Wacknitz



                                    TEMECULA VALLEY BANK


                                    By:  /s/ Donald A. Pitcher
                                         ---------------------
                                         Donald A. Pitcher
                                         Secretary and Chief Financial Officer


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